Exhibit 99.2

GLOBAL PAYMENTS INC.

Pro Forma Combined Financial Statements

(Unaudited)

On June 30, 2008, Global Payments Inc., or Global Payments or the Company, completed the purchase of 51% of HSBC Merchant Services LLP, or the LLP. HSBC Bank plc, or HSBC, owns the remaining 49% of the LLP. The Company entered into the purchase agreement and a limited liability partnership agreement with HSBC to provide payment processing services to merchants in the United Kingdom and Internet merchants globally. The business will operate under the name HSBC Merchant Services. In addition, HSBC has agreed to a ten-year marketing alliance in which HSBC will refer customers to the LLP for payment processing services in the United Kingdom.

Total consideration for Global Payments’ interest was $439 million in cash. The acquisition was funded using a combination of cash on hand, proceeds from the Company’s recently entered $200 million term loan and borrowings under its revolving credit facility dated November 2006. The new term loan is a five year term loan credit agreement with a syndicate of banks and closed on June 23, 2008. The term loan has the option of variable interest rates based on the prime rate or U.S. LIBOR plus a margin that varies according to the Company’s leverage position.

HSBC formed the LLP in anticipation of Global Payments’ purchase of the 51% ownership interest. The LLP was created with the contribution of assets comprising HSBC’s business operations identified as the card processing division. The primary activity of HSBC’s card processing division is merchant acquiring, which is the electronic transaction processing of point-of-sale payments on debit and credit cards issued by HSBC and other third party banks. These business activities are based in the United Kingdom. The business is substantially similar to Global Payments’ direct merchant services business model. This model features a salaried and commissioned sales force who sell end-to-end processing services directly to merchants. Revenue is generated on services primarily priced as a percentage of the processing transaction value and terminal rental fees.

Global Payments will manage the day-to-day operations of the LLP and will consolidate the financial results for accounting purposes effective with the closing date. The net assets acquired consist of inventory, tangible personal property, customer-related intangible assets, such as customer relationships, merchant contracts and the referral agreement; a limited marketing license to use the HSBC trademark and name and the goodwill of the business. The Company intends to operate the acquired business in a manner consistent with HSBC’s historical operations. The LLP will retain the key business functions of management, sales, customer support and service and will operate under a transition services arrangement with HSBC to continue to provide front- and back-end processing services. Global Payments expects to convert the merchant portfolio to its own processing platforms. The LLP significantly broadens Global Payments’ scope and presence in the United Kingdom.

The following pro forma combined financial statements have been prepared as if the acquisition had taken place on February 29, 2008 for the pro forma combined balance sheet and June 1, 2006 for the pro forma combined income statements. The operating results are included in the Company’s consolidated statements of income from the date of the acquisition. Global Payments has a fiscal year end of May 31st. HSBC’s card processing division had a fiscal year end of December 31st. The pro forma combined balance sheet as of February 29, 2008 reflects the financial position of the Company as of February 29, 2008 and the financial position of HSBC’s card processing division as of March 31, 2008. The pro forma combined income statement for the year ended May 31, 2007 includes the results of the Company’s operations for the fiscal year ended May 31, 2007 and the results of HSBC’s card processing division for the twelve months ended June 30, 2007. The pro forma combined income statement for the nine months ended February 29, 2008 includes the results of the Company’s operations for the nine months ended February 29, 2008 and the results of HSBC’s card processing division for the nine months ended March 31, 2008.

The unaudited pro forma combined financial statements reflect the preliminary allocation of the cost of the acquisition to the assets acquired and liabilities assumed. The unaudited pro forma combined financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma combined financial statements should be read in conjunction with Global Payments’ separate historical financial statements and notes thereto, as well as the historical financial statements and notes thereto of HSBC’s card processing division contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma combined financial statements.

GLOBAL PAYMENTS INC.

PRO FORMA COMBINED BALANCE SHEET

FEBRUARY 29, 2008

(In thousands)

	Global Payments Historical February 29, 2008	HSBC Bank plc Card Processing Division Historical March 31, 2008	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$388,467	$—	$(213,600	)(a)	$174,867
Accounts receivable, net	83,209	50,658	(50,658	)(b)	83,209
Claims receivable, net	2,296	—	—		2,296
Settlement processing assets	15,647	—	—		15,647
Inventory	5,140	99	—		5,239
Deferred income taxes	4,464	—	—		4,464
Prepaid expenses and other current assets	29,549	—	—		29,549

Total current assets	528,772	50,757	(264,258)		315,271

Property and equipment, net	134,695	26,886	—		161,581
Goodwill, net	472,543	—	295,057	(c)	767,600
Other intangible assets, net	176,555	1,998	(1,998	)(b)
			132,281	(c)	308,836
Other	13,204	—	—		13,204

Total assets	$1,325,769	$79,641	$161,082		$1,566,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,126	$—	$25,000	(a)	$26,126
Payables to money transfer beneficiaries	7,594	—	—		7,594
Accounts payable and accrued liabilities	117,418	6,058	(6,058	)(b)
			2,500	(a)	119,918
Settlement processing obligations	33,643	—	—		33,643
Income taxes payable	9,277	—	—		9,277

Total current liabilities	169,058	6,058	21,442		196,558

Term loan	—	—	200,000	(a)	200,000
Deferred income taxes	72,264	—	—		72,264
Other long-term liabilities	10,167	—	—		10,167

Total liabilities	251,489	6,058	221,442		478,989

Commitments and contingencies
Minority interest in equity of subsidiaries	16,129	—	13,223	(c)	29,352
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	—	—	—		—
Paid-in capital	374,425	—	—		374,425
Retained earnings	582,657	—	—		582,657
HSBC Bank plc’s equity in the Card Processing Division	—	73,583	(73,583	)(d)	—
Accumulated other comprehensive income	101,069	—	—		101,069

Total shareholders’ equity	1,058,151	73,583	(73,583)		1,058,151

Total liabilities and shareholders’ equity	$1,325,769	$79,641	$161,082		$1,566,492

GLOBAL PAYMENTS INC.

PRO FORMA COMBINED INCOME STATEMENT

FOR THE YEAR ENDED MAY 31, 2007

(In thousands, except per share data)

	Global Payments Historical Year Ended May 31, 2007	HSBC Bank plc Card Processing Division Historical Year Ended June 30, 2007	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues	$1,061,523	$218,693	$—		$1,280,216

Operating expenses:
Cost of service	414,837	73,862	22,106	(e)	510,805
Sales, general and administrative	425,509	53,603	—		479,112
Restructuring and other	3,088	—	—		3,088

	843,434	127,465	22,106		993,005

Operating income	218,089	91,228	(22,106)		287,211

Other income (expense):
Interest and other income	16,706	—	(10,913	)(f)	5,793
Interest and other expense	(8,464)	—	(13,802	)(g)	(22,266)

	8,242	—	(24,715)		(16,473)

Income before income taxes	226,331	91,228	(46,821)		270,738
(Provision) for income taxes	(73,436)	(27,368)	25,665	(h)	(75,139)
Minority interest, net of tax	(9,910)	—	(33,870	)(i)	(43,780)

Net income	$142,985	$63,860	$(55,026)		$151,819

Basic shares outstanding	80,229				80,229
Basic earnings per share	$1.78				$1.89

Diluted shares outstanding	81,822				81,822
Diluted earnings per share	$1.75				$1.86

GLOBAL PAYMENTS INC.

PRO FORMA COMBINED INCOME STATEMENT

FOR THE NINE MONTHS ENDED FEBRUARY 29, 2008

(In thousands, except per share data)

	Global Payments Historical Nine Months Ended February 29, 2008	HSBC Bank plc Card Processing Division Historical Nine Months Ended March 31, 2008	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues	$930,397	$177,151	$—		$1,107,548

Operating expenses:
Cost of service	350,483	62,751	15,814	(e)	429,048
Sales, general and administrative	394,023	41,340	—		435,363
Restructuring and other	1,317	—	—		1,317

	745,823	104,091	15,814		865,728

Operating income	184,574	73,060	(15,814)		241,820

Other income (expense):
Interest and other income	14,643	—	(7,011	)(f)	7,632
Interest and other expense	(5,339)	—	(8,762	)(g)	(14,101)

	9,304	—	(15,773)		(6,469)

Income before income taxes	193,878	73,060	(31,587)		235,351
(Provision) for income taxes	(64,071)	(21,919)	18,823	(h)	(67,167)
Minority interest, net of tax	(7,864)	—	(28,051	)(i)	(35,915)

Net income	$121,943	$51,141	$(40,815)		$132,269

Basic shares outstanding	79,584				79,584
Basic earnings per share	$1.53				$1.66

Diluted shares outstanding	81,023				81,023
Diluted earnings per share	$1.51				$1.63

GLOBAL PAYMENTS INC.

Notes to Pro Forma Combined Financial Statements

(Unaudited)

(In thousands)

The following pro forma adjustments were made to the historical combined balance sheets of the Company and the HSBC card processing division as if the acquisition had occurred on February 29, 2008.

(a)	To reflect the initial investment in the LLP, including the funding of the acquisition and the accrual of the direct costs of the acquisition included in the purchase price. The purchase price totaled $441.1 million, consisting of $438.6 million cash consideration plus $2.5 million of direct out of pocket costs. In addition to using cash on hand, the acquisition was funded using the proceeds from the issuance of a $200 million term loan and $25 million in borrowings under the Company’s existing revolving credit facility. The following summarizes the funding of the purchase price.

Cash	$213,600
Accounts payable and accrued liabilities	2,500
Line of credit	25,000
Term loan	200,000

Total purchase price	$441,100

The term loan and borrowings under the revolving credit facility bear interest, at the election of the Company, at the prime rate or U.S. LIBOR plus a margin based on the Company’s leverage position. The initial borrowing under the term loan, which occurred on June 27, 2008, was a prime rate borrowing at 5.125%. Borrowings under the revolving credit facility bore prime rate interest at 5.000% and were repaid on July 2, 2008 using available cash. Prime rate borrowings were selected by the Company because they had shorter notification periods and shorter maturities, which offered greater flexibility in completing the acquisition. On July 1, 2008, the Company elected to convert the term loan borrowing to a U.S. LIBOR based rate at 3.605%. The pro forma interest calculations discussed in Note (g) herein were calculated using U.S. LIBOR based rates as those rates are indicative of the Company’s actual borrowing costs. Principal payments on the term loan are due on the last day of each fiscal quarter beginning August 31, 2008. Quarterly principal installments are as follows:

Fiscal Quarters Ending	Installment Payments
August 31, 2008 - May 31, 2010	$5,000
August 31, 2010 - May 31, 2011	$10,000
August 31, 2011 - May 31, 2013	$15,000

(b)	To reflect assets of the Card Processing Division not acquired by the Company and liabilities of the Card Processing Division not assumed by the Company.

(c)

To reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed. The acquisition has been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of the acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

HSBC Bank plc Card Processing Division
Inventory	$99
Property and equipment	26,886
Goodwill	295,057
Identified intangible assets
Customer relationships	116,673
Distribution channel	12,916
Trade name	2,199
Customer contracts	493

Total identified intangible assets	132,281

Total assets acquired	454,323
Minority interest	(13,223)

Net assets acquired	$441,100

The inventory and property and equipment, which consist primarily of point of sale terminals at merchant locations, have been recorded at their book value, which approximates fair value.

The customer relationship intangible was valued using an income approach, discounted cash flow analysis. In this approach, customer attrition, revenues and direct expenses associated with the customer relationship were considered. The expected useful life of the customer relationship intangible is 13 years.

The distribution channel intangible represents the value of the ten year marketing alliance agreement under which HSBC will refer merchants to the LLP. The distribution channel was valued using an income approach, discounted cash flow analysis. Projected earnings from new merchants obtained through referrals from HSBC, along with the associated referral fees, were considered. The expected useful life of the distribution channel intangible is seven years.

The right to use the HSBC trade name was valued using a relief from royalty income approach. Royalty rates for similar agreements, the term of the agreement, and the expected utilization of the trade name by the LLP were considered. The expected useful life of the trade name intangible is five years.

Customer contracts were valued using an income approach, discounted cash flow analysis. In this approach, revenues and direct expenses associated with the customer relationship, the term of the relationship and likelihood of renewal were considered. The expected useful life of the customer contract intangible is three and one half years.

(d)	To reflect the elimination of the book equity of HSBC in conjunction with the acquisition.

The following pro forma adjustments were made to the historical combined income statements of the Company and the HSBC card processing division for the year ended May 31, 2007 and the nine month period ended February 29, 2008 to reflect the acquisition as if it had occurred on June 1, 2006.

(e)	To reflect amortization expense related to the identified intangible assets associated with the acquisition. The customer relationship and distribution channel intangible assets are amortized using an accelerated method that matches the expected cash flows generated by the assets. Projected amortization of identified intangible assets for our next five fiscal years is as follows:

Fiscal Year Ending	Projected Amortization Expense
May 31, 2009	$21,026
May 31, 2010	20,832
May 31, 2011	17,914
May 31, 2012	15,160
May 31, 2013	12,206

(f)	Represents a reduction of interest income to reflect the use of cash on hand to fund the acquisition. The reduction of interest income is calculated based on $213.6 million actual cash used and the Company’s historical investment yields for the year ended May 31, 2007 and the nine months ended February 29, 2008.

(g)	Represents interest expense related to debt financing associated with the acquisition. Interest expense is calculated using historical U.S. LIBOR based rates. For the $200 million term loan, interest rates used ranged from 6.445% to 6.453% for the year ended May 31, 2007 and from 5.126% to 6.505% for the nine months ended February 29, 2008. For the $25 million in borrowing under the Company’s revolving credit facility, interest rates used ranged from 5.555% to 5.563% for the year ended May 31, 2007 and from 4.236% to 5.615% for the nine months ended February 29, 2008. Current interest rates were not used as the use of current rates would result in an inconsistency between the pro forma interest expense calculation and the pro forma interest income adjustment discussed in Note (f) which reflects interest income on cash equivalents at historical yields that have varied based on changes in prevailing interest rates. Additionally, we believe that the use of historical interest rates better reflects what interest expense would have been if the acquisition had taken place on June 1, 2006. Using current rates, pro forma interest expense would have been $7.6 million for the year ended May 31, 2007 and $5.2 million for the nine months ended February 29, 2008. The Company expects its borrowing costs may increase in the future due to higher market interest rates, and, therefore, the current rates are not necessarily indicative of future results. Although the borrowing under the revolving credit facility was repaid on July 2, 2008, we have assumed for purposes of pro forma interest expense calculations that the balance was outstanding for the entire period as the Company did not have sufficient cash on hand to fund the acquisition at June 1, 2006 and the Company may choose to draw on the revolving credit facility from time to time and repay borrowings based on the Company’s cash position. Both the term loan and the revolving credit facility have variable rates of interest. The impact on pro forma interest expense of a 1/8% change in interest rates would have been $0.3 million and $0.2 million for year ended May 31, 2007 and the nine months ended February 29, 2008, respectively.

(h)

Reflects the net reduction in income tax expense as a result of the acquisition. Prior to the acquisition, the Card Processing Division was part of a taxable entity. Subsequent to the acquisition, the LLP is a pass through entity whose profits are taxed at the shareholder level rather than at the entity level. As a result, pro forma income taxes reflect income taxes only on the Company’s share of profits. Pro forma income taxes also reflect the benefit of increased deductions for amortization of intangibles and interest expense and reduced income taxes on interest income. The components of the pro forma income tax adjustments are as follows:

	Year Ended May 31, 2007	Nine Months Ended February 29, 2008
Eliminate historical income tax provision	$27,368	$21,919
Income tax on Global’s share of LLP earnings	(10,576)	(8,759)
Tax benefit of pro forma interest income reduction	3,918	2,517
Tax benefit of pro forma interest expense	4,955	3,146

Net income tax adjustment	$25,665	$18,823

The calculation of income tax on the Company’s share of LLP earnings follows.

	Year Ended May 31, 2007	Nine Months Ended February 29, 2008
Historical income before tax	$91,228	$73,060
Less pro forma amortization expense	(22,106)	(15,814)

Pro-forma income before tax	$69,122	$57,246
Global ownership percentage	51%	51%

Global’s share of pro-forma income before tax	$35,252	$29,195
UK statutory tax rate in effect for period	30.0%	30.0%

Income tax on Global’s share of LLP earnings	$10,576	$8,759

The calculation of the tax benefit of interest income reduction follows.

	Year Ended May 31, 2007	Nine Months Ended February 29, 2008
Pro-forma interest income reduction	$10,913	$7,011
United States statutory tax rate in effect for period	35.9%	35.9%

Tax benefit of pro forma interest income reduction	$3,918	$2,517

The calculation of the tax benefit of interest expense follows.
	Year Ended May 31, 2007	Nine Months Ended February 29, 2008
Pro-forma interest expense	$13,802	$8,762
US statutory tax rate in effect for period	35.9%	35.9%

Tax benefit of pro forma interest expense	$4,955	$3,146

(i)	Reflects HSBC interest in pro forma income before income tax of the LLP. Calculated as historical income before income tax less pro forma amortization expense times HSBC’s 49% ownership interest.